Exhibit 99.1

United Components Reports Results of Operations for
Third Quarter 2003

ALBION, IL November 11, 2003 — United Components, Inc. today announced revenue of $253.7 million for the quarter ended September 30, 2003. Revenue increased 7.9 percent over the year-ago quarter. The company reported a net loss of $7.6 million. For the third quarter of 2002, net income was $29.0 million.

The company’s results in the current quarter reflect one time or unusual items resulting from the acquisition of the company on June 20, 2003. Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $34.8 million for the third quarter of 2003, compared with $33.9 million for the year-ago quarter. The details of these results are shown later in this release.

For the nine months ended September 30, 2003, revenue was $735.5 million, an increase of 4.2 percent over the prior year period. Net income was $11.2 million and $80.3 million, respectively, for the first nine months of 2003 and 2002. EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $94.5 million and $99.5 million for the first nine months of 2003 and 2002, respectively.

The company used cash flow generated from operations since June 20, 2003 to reduce borrowings under its senior credit facilities by $45 million. This voluntary pre-payment of debt occurred on November 10, 2003.

Conference Call

The company will host a conference call to discuss its results and performance on Wednesday, November 12, 2003 at 11 a.m. Eastern Standard Time (EST). Interested parties are invited to listen to the call by telephone. Domestic participants can dial (800) 936-4602. International participants can dial (507) 726-3331.

In addition, the call will be broadcast via webcast at http://viavid.net/dce.aspx?sid=0000182F. A replay of the call will be available from Wednesday November 12 at 2:00 pm EST, until Wednesday November 19, 8:00 pm EST at this same website location.

About United Components, Inc.

United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.

Forward Looking Statements

All statements other than statements of historical facts included in this press release and the attached report that address activities, events or developments that United Components, Inc. (“UCI”) expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward-looking statements are based on UCI’s expectations and beliefs concerning future events affecting UCI. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. Although UCI believes that the expectations reflected in its forward-looking statements are reasonable, it does not know whether the expectations will prove correct. They can be affected by inaccurate assumptions UCI might make or by known or unknown risks and uncertainties. Many factors mentioned in UCI’s discussion in this report will be important in determining future results.

Because of these factors, UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, Contact:

Charlie Dickson, Chief Financial Officer (917) 741-4247	David Barron (618) 456-2256

(continued on next page )

Condensed Financial Statements

United Components, Inc. (“UCI”)

Condensed Balance Sheets
(in thousands)

	UCI	Predecessor
	Consolidated	Combined
	September 30,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$73,078	$28,354
Accounts receivable, net	245,049	211,551
Inventories	180,155	213,950
Deferred tax	16,853	1,052
Other current assets	12,876	10,208

Total current assets	528,011	465,115
Property, plant and equipment, net	215,112	152,529
Due from parent	—	37,379
Goodwill	160,707	14,913
Intangible assets, net	78,614	600
Deferred financing costs	12,400	—
Deferred tax	18,644	—
Other assets	258	13,934

Total assets	$1,013,746	$684,470

Liabilities and shareholder’s equity
Current liabilities
Accounts payable	$68,708	$44,817
Notes payable	1,030	962
Current maturities of long-term debt	4,940	1,398
Accrued expenses and other current liabilities	68,640	44,382

Total current liabilities	143,318	91,559
Long-term debt, less current maturities	569,419	549
Pension and other post retirement liabilities	47,930	20,326
Deferred tax	—	3,761
Other liabilities	4,247	240
Shareholder’s equity
Preferred stock	—	13
Common stock	26	4,289
Additional paid in capital	260,985	44,940
Retained (deficit) earnings	(10,558)	467,376
Division equity	—	67,929
Accumulated other comprehensive loss	(1,621)	(16,512)

Total shareholder’s equity	248,832	568,035

Total liabilities and shareholder’s equity	$1,013,746	$684,470

The accompanying notes are an integral part of these statements.

United Components, Inc.

Condensed Income Statements (Unaudited)
(in thousands)

	UCI	Predecessor
	Consolidated	Combined
	Three Months	Three Months
	ended	ended
	September 30, 2003	September 30, 2002

Net sales	$253,718	$235,201
Cost of sales	222,481	177,651

Gross profit	31,237	57,550

Operating expenses
Selling and warehousing	19,347	19,781
General and administrative	11,928	10,907
Amortization of other intangibles	1,282	30

Operating income (loss)	(1,320)	26,832

Other income (expense)
Interest income	86	973
Interest expense	(10,525)	(67)
Management fee expense	(506)	(14)
Miscellaneous, net	80	462

Income (loss) before income taxes	(12,185)	28,186
Income tax expense (benefit)	(4,630)	(814)

Net income (loss)	$(7,555)	$29,000

Pro forma (unaudited), adjusted solely for change in income tax filing status (Note C):
Historical income (loss) before provision for income taxes	$(12,185)	$28,186
Income taxes expense (benefit)	(4,630)	10,513

Pro forma net income (loss)	$(7,555)	$17,673

The accompanying notes are an integral part of these statements.

United Components, Inc.

Condensed Income Statements (Unaudited)
(in thousands)

	UCI	Predecessor	Predecessor
	Consolidated	Combined	Combined
	June 21, 2003	January 1, 2003	Nine Months
	through	through	ended
	Sept. 30, 2003	June 20, 2003	Sept. 30, 2002

Net sales	$279,897	$455,617	$706,068
Cost of sales	245,882	374,501	535,756

Gross profit	34,015	81,116	170,312

Operating expenses
Selling and warehousing	21,561	37,736	59,866
General and administrative	13,428	21,637	30,428
Amortization of other intangibles	1,386	60	690

Operating income (loss)	(2,360)	21,683	79,328

Other income (expense)
Interest income	86	1,712	3,302
Interest expense	(14,385)	(245)	(369)
Management fee expense	(561)	(18)	(52)
Miscellaneous, net	191	(408)	101

Income (loss) before income taxes	(17,029)	22,724	82,310
Income tax expense (benefit)	(6,471)	942	1,988

Net income (loss)	$(10,558)	$21,782	$80,322

Pro forma (unaudited), adjusted solely for change in income tax filing status (Note C):
Historical income (loss) before provision for income taxes	$(17,029)	$22,724	$82,310
Income taxes expense (benefit)	(6,471)	8,544	30,702

Pro forma net income (loss)	$(10,558)	$14,180	$51,608

The accompanying notes are an integral part of these statements

United Components, Inc.

Condensed Statements of Cash Flows (Unaudited)
(in thousands)

	UCI	Predecessor	Predecessor
	Consolidated	Combined	Combined
	June 21, 2003	January 1, 2003	Nine Months
	through	through	ended
	Sept. 30, 2003	June 20, 2003	Sept. 30, 2002

Cash flows from operating activities:
Net earnings	$(10,558)	$21,782	$80,322
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	11,392	12,928	20,697
Amortization of other intangibles	1,386	60	690
Amortization of deferred financing fees and debt issuance costs	771	—	—
(Gain) loss on sale of assets, net	(49)	242	75
Changes in operating assets and liabilities
Accounts receivable	(14,532)	(18,146)	(44,003)
Inventories	44,008	18,806	(9,007)
Other current assets	(9,619)	(3,035)	(3,934)
Accounts payable	32,995	(9,425)	9,468
Accrued expenses and other current liabilities	16,137	(2,438)	16,171
Other assets	1,393	715	(333)
Other liabilities	1,101	2,404	(2,014)

Net cash provided by operating activities	74,425	23,893	68,132

Cash flows from investing activities:
Acquisition and related fees	(818,380)	—	—
Capital expenditures	(8,340)	(21,388)	(35,439)
Proceeds from sale of assets	2,252	215	482

Net cash (used) in investing activities	(824,468)	(21,173)	(34,957)

Cash flows from financing activities:
Issuance of debt	585,000	—	325
Financing fees and debt issuance cost	(21,870)	—	—
Stockholder’s equity contribution	261,010	—	—
Dividends and transfers to UIS, Inc., net	—	(28,033)
Payments to UIS, net	—	—	(32,198)
Payments of debt, net	(5,468)	(98)	—

Net cash (used in) provided by financing activities	818,672	(28,131)	(31,873)

Effect of exchange rate changes on cash	(3)	1,509	1,088

Net increase (decrease) in cash and cash equivalents	68,626	(23,902)	2,390
Cash and cash equivalents at beginning of period	4,452	28,354	19,698

Cash and cash equivalents at end of period	$73,078	$4,452	$22,088

The accompanying notes are an integral part of these statements

United Components, Inc.

Notes to Condensed Financial Statements (Unaudited)

NOTE A — GENERAL AND BASIS OF FINANCIAL STATEMENT PRESENTATION

General

On June 20, 2003, United Components, Inc. (“UCI”) purchased from UIS, Inc. and UIS Industries, Inc. (together “UIS”), the vehicle parts business of UIS, consisting of all of the issued and outstanding common stock or other equity interests in Champion Laboratories, Inc., Wells Manufacturing Corporation, Neapco Inc., Pioneer, Inc., Wells Manufacturing Canada Limited, UIS Industries Ltd. (which is the owner of 100% of the capital stock of Flexible Lamps, Ltd. and Airtex Products Ltd.), Mid-South Mfg., Inc., Airtex Products S.A., Airtex Products, Inc., Talleres Mecanicos Montserrat S.A. de C.V., Brummer Seal de Mexico, S.A. de C.V., Brummer Mexicana en Puebla, S.A. de C.V., Automotive Accessory Co. Ltd. and Airtex Products, LLC, a limited liability company that owns the assets of the Airtex Products business of UIS, Inc. (See Note B)

The Company and the Predecessor Company operate in one business segment through its division and subsidiaries. The Company manufactures and distributes vehicle parts primarily servicing the vehicle replacement parts market in North America and Europe.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of UCI and its subsidiaries. The accompanying combined financial statements include the accounts of the vehicle parts businesses of UIS, consisting of the aforementioned entities, which are collectively referred to in these financial statements as the “Predecessor Company” or “Predecessor.” In these notes to the financial statements, the term the “Company” refers to both UCI and the Predecessor Company. The aforementioned June 20, 2003 acquisition is referred to in these notes to the financial statements as the “Acquisition”.

The accompanying unaudited condensed consolidated and combined financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The December 31, 2002 combined balance sheet has been derived from the audited financial statements included in the Company’s Registration Statement on Form S-4, Amendment No. 2, as filed on October 29, 2003. The financial statements at September 30, 2003 and for the three-month and nine-month periods ended September 30, 2003 and 2002 are unaudited. In the opinion of the Company, these financial statements include all adjustments necessary for a fair presentation of the financial position and results of operations for such periods. Such adjustments include normal recurring adjustments and, in the case of the September 30, 2003 balance sheet and the statement of earnings for the period June 21, 2003 to September 30, 2003, include the effects of the preliminary allocation of the Acquisition purchase price. The purchase price has been allocated based on preliminary estimates of the fair value of the assets acquired and the liabilities assumed. Purchase price allocations are subject to change until all pertinent information regarding the Acquisition and the assets and liabilities of the Company are obtained and fully evaluated. (See Note B) All significant intercompany accounts and transactions have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of sales and expense during the reporting periods. The estimates and assumptions relate to estimates of collectibility of accounts receivable and the realizability of inventory, goodwill and other intangible assets, cost accruals, insurance reserves, income taxes and other factors. Management has exercised reasonableness in deriving these estimates; however, actual results could differ from these estimates. In addition to estimates that are typically reflected in financial statements, the September 30, 2003 balance sheet and the income statement for the period of June 21, 2003 to September 30, 2003 include the effects of the preliminary allocation of the Acquisition purchase price. The purchase price has been allocated based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. Purchase price allocations are subject to change until all pertinent information regarding the Acquisition and the assets and liabilities of the Company are obtained and fully evaluated. (See Note B)

These financial statements should be read in conjunction with the financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2002 and for the interim periods ended June 30, 2003 included in the Company’s Registration Statement on Form S-4, Amendment No. 2, as filed on October 29, 2003.

Operating results for the three-month and nine-month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

NOTE B — ACQUISITION

OVERVIEW

On June 20, 2003, UCI purchased from UIS the vehicle parts businesses of UIS, consisting of all of the issued and outstanding common stock or other equity interests of the Predecessor Company.

The initial purchase price was $800 million. This amount is subject to certain agreed-upon post-closing adjustments, which have not yet been determined. In addition the Company assumed $2 million of debt and capital lease obligations. Fees and expenses associated with the Acquisition (excluding financing fees) were approximately $18 million and are accounted for as additional purchase price. Financing for the Acquisition was comprised of a $260 million equity contribution by Carlyle and proceeds from $585 million of debt. Proceeds from the borrowings were also used to pay for approximately $40 million of Acquisition-related transaction and financing fees. $5 million of the borrowed funds, which was initially retained as cash on hand to support on-going operations, has been repaid.

DESCRIPTION OF DEBT TO FUND THE ACQUISITION

The Company borrowed $585 million of debt to fund the Acquisition. The debt consists of (i) a $50 million Tranche A term loan facility, (ii) a $300 million Tranche B term loan facility, (iii) $230 million of senior subordinated notes and (iv) $5 million borrowed under a $75 million revolving credit facility.

Senior credit facilities

The $425 million in senior credit facilities, of which $350 million is outstanding at September 30, 2003, is comprised of the following:

     a. Revolving credit facility

The $75 million revolving credit facility is available on a revolving basis for six years, $5 million of which was funded at closing and subsequently repaid. At September 30, 2003, $3.4 million of revolving credit borrowing capacity has been used to support outstanding letters of credit. The interest rates per annum applicable to the revolving credit facility, as well as Tranche A and Tranche B term loans, are at the Company’s option, the Base Rate or Eurodollar Rate plus, in each case, an applicable margin. The applicable margin for loans under the revolving credit facility is determined and is subject to adjustment based on a consolidated leverage ratio, as defined in the senior credit facilities. The Base Rate is a fluctuating interest rate equal to the higher of (a) the prime lending rate as set forth on the British Banking Association Telerate page 5 or another comparable page, and (b) the Federal funds effective rate plus 0.50%. In addition, the Company is required to pay the lenders under the revolving credit facility a commitment fee in respect of the unused commitments thereunder at a per annum rate of 0.50% subject to adjustment based on a consolidated leverage ratio, as defined. At September 30, 2003 the interest rate was 4.38%.

     b. Tranche A term loan

The $50 million term loan facility is due in 2009. Interest is payable quarterly or more frequently depending on the Eurodollar interest periods elected under the facility. The interest rate is variable and is determined as described above. At September 30, 2003 the rate was 4.38%. The loan is secured by all tangible and intangible assets of the Company. The Tranche A term loan amortizes in scheduled quarterly payments, aggregating to 5%, 5%, 10%, 20%, 40% and 20% of its initial principal amount in 2004, 2005, 2006, 2007, 2008 and 2009, respectively.

     c. Tranche B term loan

The $300 million term loan facility is due in 2010. Interest is payable quarterly or more frequently depending on the Eurodollar interest periods elected under the facility. The interest rate is variable and is determined as described above. At September 30, 2003 the rate was 4.38%. The loan is secured by all tangible and intangible assets of the Company. The Tranche B term loan amortizes in scheduled quarterly payments aggregating to 0.25% of its initial principal amount in 2003, 1% of its initial principal amount in each of the years from 2004 through 2008, 47.6% of its initial principal amount in 2009 and 47.1% of its initial principal amount in 2010.

The senior secured credit facilities require mandatory prepayments under certain events as defined in the agreement and require the Company to maintain certain financial covenants.

Senior subordinated notes

The $230 million 9 3/8% Senior Subordinated Notes are due in 2013. The 9 3/8% interest is payable semi-annually, in arrears on June 15 and December 15 of each year, beginning December 15, 2003. The notes are jointly and severally guaranteed on a senior subordinated basis by certain of the Company’s subsidiaries. The notes mature June 15, 2013.

Scheduled repayments of Acquisition-related debt

Future mandatory scheduled repayments of the Acquisition-related debt follows (in thousands):

September 30, 2003

2003, fourth quarter	$750
2004	5,500
2005	5,500
2006	8,000
2007	13,000
2008	23,000
Thereafter	524,250

$580,000

CHANGE IN INCOME TAX FILING STATUS

As discussed in Note C, the Predecessor Company had elected for certain of its subsidiaries to be taxed as S Corporations pursuant to the Internal Revenue Code. In connection with the Acquisition, the Company terminated its S corporation elections and became a C corporation and, consequently, became subject to Federal and additional state and local income taxes. The pro forma information presented below includes adjustments for, among other things, the change in the Company’s income tax filing status. The pro forma income tax amounts include income taxes as if the Company had been filing as a C corporation for the entire period.

PRELIMINARY ALLOCATION OF THE ACQUISITION PURCHASE PRICE AND PRO FORMA INFORMATION

The Acquisition is accounted for under the purchase method of accounting, and accordingly, the results of operations of the acquired companies will be included in the results of UCI beginning on the Acquisition date. The information included herein has been prepared based on a preliminary allocation of the Acquisition purchase price, which was based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. The purchase price allocations are subject to change until all pertinent information regarding the Acquisition and the assets and liabilities of the Company are obtained and fully evaluated. Additional pertinent information that the Company is in the process of obtaining includes, but is not limited to (i) updated actuarial valuations for pensions and other retirement obligations, (ii) internal and independent consultant evaluations of environment related risks, and (iii) independent third-party appraisals of property, plant and equipment and intangible assets other than goodwill. Finalization of the allocation of the Acquisition purchase price could result in material changes to the balance sheet presented herein and the unaudited pro forma information presented below.

The following table summarizes the preliminary estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

(in millions)
(unaudited)

Current assets	$487
Property, plant and equipment	220
Goodwill	161
Other intangible assets	80
Deferred taxes	18
Other long term assets	15

Total assets acquired	981

Current liabilities	100
Long-term debt, excluding borrowings to fund the Acquisition purchase price and related transaction fees	12
Pension and other post retirement liabilities	47
Other long-term liabilities	4

Total liabilities assumed	163

Net assets acquired	$818

Of the $80 million of acquired intangible assets, $30 million was assigned to trademarks that are not subject to amortization and $50 million was assigned to customer relationships. The preliminary estimated weighted average useful life of the customer relationships is 15 years.

The $161 million of goodwill resulting from the transaction and all the written-up values of the other assets are expected to be deductible for income tax purposes.

Presented below is unaudited pro forma data for the following periods: (a) for the nine months ended September 30, 2003, after giving effect to the Acquisition as if it had occurred on January 1, 2003 and (b) for the year ended December 31, 2002 after giving effect to the Acquisition as if it had occurred on January 1, 2002. The pro forma adjustments give effect to (i) the preliminary allocation of the June 20, 2003 Acquisition purchase price, (ii) the Company’s new capital structure, (iii) the new Carlyle management fee, and (iv) income tax expense based on a C corporation filing status (see Note C). As more fully explained above, the allocation of the Acquisition purchase price is preliminary. Finalization of the allocation of the Acquisition purchase price could result in material changes to the unaudited pro forma information presented below. The pro forma earnings data does not purport to represent what the results of operations would have been if the Acquisition had occurred as of the dates indicated above, or what the results will be in future periods.

	Unaudited Pro Forma Data

		Nine Months
	Year Ended	Ended
	December 31, 2002	September 30, 2003

	(in thousands)
Net sales	$928,551	$735,514
Operating income (loss)	60,343	(13,034)
Net income (loss)	5,588	(31,930)

NOTE C — INCOME TAXES

Prior to June 21, 2003, the subsidiaries comprising the Predecessor Company were treated as disregarded entities for U.S. tax purposes (Qualified Subchapter S subsidiaries, or Q subs). As Q subs of UIS, the subsidiaries were included in the U.S. Federal and certain state S corporation income tax returns of UIS. As such, the income taxes on the earnings of the Predecessor Company were paid by the sole shareholder of UIS pursuant to an election for Federal income tax purposes not to be taxed as a corporation. No tax sharing arrangement existed for the subsidiaries comprising the Company. Accordingly, no provision has been made in the accompanying financial statements for Federal income taxes on the net earnings of these companies for the periods prior to June 21, 2003. A provision for certain state franchise and income taxes has been made.

The Q sub status and the S corporation status terminated immediately prior to the Acquisition. (See Note B) The Company became a C corporation and will be subject to both Federal and state income taxes and will begin to file a consolidated Federal income tax return. UCI’s effective tax will increase accordingly. As part of the preliminary allocation of the Acquisition purchase price, net deferred tax assets have been increased in recognition of UCI’s higher effective tax rate.

Deferred tax assets and liabilities are provided for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. At December 31, 2002, deferred tax assets are comprised primarily of inventory-related timing differences between book and tax, and deferred tax liabilities are primarily attributable to depreciation differences. The amounts are small because they relate solely to foreign and certain state entities. As a result of the Acquisition, the Company is a C corporation, as defined in the Internal Revenue Code, and the tax basis of many of its assets and liabilities has changed.

At September 30, 2003, the components of deferred tax assets and (liabilities) are summarized below (in thousands):

	Current	Noncurrent

Product returns accrual	$4,966	$—
Pension and other post retirement liabilities	807	17,255
Vacation accrual	2,281	—
Tax loss carryforwards	7,974	—
Other	825	1,389

	$16,853	$18,644

For the June 21, 2003 through September 30, 2003 period, the Successor Company has recorded income tax expense at 38% of pretax income. The difference from the Federal 35% statutory rate is the effect of state and foreign income taxes.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”).

The calculation of Adjusted EBITDA, presented below, is as defined in the credit agreement for UCI’s senior credit facilities. This Adjusted EBITDA is used to measure compliance with covenants of that agreement such as interest coverage. (The amounts presented below are for all of UCI. The actual amounts used to measure compliance to the credit agreement covenants may differ in that under certain circumstances the results of certain foreign subsidiaries are excluded.)

EBITDA and Adjusted EBITDA are not measures of financial performance under United States GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with United States GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for 2003
(dollars in millions)

				June		Sept
		Q1	Q2	YTD	Q3	YTD

Net income, as reported		22.3	(3.5)	18.8	(7.6)	11.2
Interest, net		(0.8)	3.2	2.4	10.4	12.8
Income taxes expense ( benefit )		1.0	(1.9)	(0.9)	(4.6)	(5.5)
Depreciation		6.7	7.3	14.0	10.3	24.3
Amortization of intangibles			0.2	0.2	1.2	1.4

	EBITDA	29.2	5.3	34.5	9.7	44.2
One-time or unusual items :
—	Sale of inventory that was written-up to market from historical cost per GAAP Acquisition rules		2.6	2.6	22.6	25.2
—	Slow moving / obsolete inventory reserve	0.3	12.3	12.6		12.6
—	Environmental accrual		4.6	4.6		4.6
—	Product line relocations, facilities upgrades and consolidations, patent disputes	1.2	2.9	4.1		4.1
—	Costs re: transition to a new, more strategically focused, stand-alone company				1.5	1.5
Non-cash charges ( primarily pension )		0.8	0.4	1.2	0.5	1.7
Management fee			0.1	0.1	0.5	0.6

	ADJUSTED EBITDA	31.5	28.2	59.7	34.8	94.5

Schedule B

Reconciliation of Net Income to EBITDA and Adjusted EBITDA for 2002
(dollars in millions)

				June		Sept
		Q1	Q2	YTD	Q3	YTD

Net income, as reported		21.6	29.7	51.3	29.0	80.3
Interest income, net		(1.0)	(1.0)	(2.0)	(0.9)	(2.9)
Income taxes expense ( benefit )		1.8	1.0	2.8	(0.8)	2.0
Depreciation		6.5	6.6	13.1	7.6	20.7
Amortization of intangibles		0.6	0.1	0.7		0.7

EBITDA		29.5	36.4	65.9	34.9	100.8
One-time or unusual items:
—	Profit from reversal of excess product recall accrual				(0.5)	(0.5)
Non-cash items ( primarily pension payments exceeded expense )		0.2	(0.5)	(0.3)	(0.5)	(0.8)

ADJUSTED EBITDA		29.7	35.9	65.6	33.9	99.5